Exhibit 99.1

WASTE CONNECTIONS APPOINTS ANDREA E. BERTONE TO ITS BOARD OF DIRECTORS

TORONTO, ONTARIO, November 21, 2022 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that Andrea E. Bertone has been appointed to its Board of Directors.

“We are very pleased to welcome Andrea to our Board,” said Ronald J. Mittelstaedt, Executive Chairman.  “Andrea is an accomplished executive and independent director with a wealth of experience in operations and law, along with recognition by the National Safety Council for her demonstrated dedication to employee safety.”

Ms. Bertone, 61, served as President of Duke Energy International, LLC (“Duke Energy”), then wholly owned by Duke Energy Corporation, a utility company, from 2009 until her retirement in 2016. Prior to serving as President, Ms. Bertone served as Associate General Counsel of Duke Energy from 2003-2009 and Assistant General Counsel, Duke Energy Trading & Marketing and Duke Energy Merchants from 2001 to 2002. Ms. Bertone also served as a director of Duke Energy International Geração Paranapanema S.A. from 2008 until 2016. From 1983 to 2000, Ms. Bertone served in various legal roles in both South America and the United States. Ms. Bertone also currently serves on the boards of directors of Amcor plc, Peabody Energy Corporation and DMC Global Inc. Ms. Bertone earned a Bachelor of Law degree from the University of Sao Paulo Law School in Brazil and an LL.M. degree in International and Comparative Law from Chicago-Kent College of Law at the Illinois Institute of Technology.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. For more information, visit Waste Connections at wasteconnections.com.

CONTACTS:

Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com